November 3, 1999



RE:      Swift Energy Pension Partners 1994-A, Ltd.

Dear Interest Holder:

         Recently, your Partnership, Swift Energy Pension Partners 1994-A, Ltd., sold its most significant property, its interests in the Rancho Viejo Field located in Webb County, Texas. This sale followed successful negotiations between Swift Energy Company, as Managing General Partner for the Partnership, and the operator of the property, EEX Operating, L.P. These negotiations were initiated by EEX after EEX submitted an extensive work plan for the field requiring substantial expenditures, which your Partnership was unable to fund. Swift also sold all of its corporate and general partner interest, and the entire interest held by other partnerships in the property. The enclosed check represents your portion of the net proceeds from this property sale.

         As you may  recall,  during  1998 Swift  Energy  Company,  as  Managing
General Partner, embarked on a liquidation strategy for most of its partnerships. However, due to a drastic change in market conditions during 1998 while the transaction was under regulatory review, this liquidation plan was terminated. The issues facing the partnerships leading to the 1998 liquidation proposal still exist and in your Partnership have been heightened by the sale of the Rancho Viejo property.

         Oil and gas prices have rebounded during 1999 to levels that again have led the Managing General Partner to initiate another liquidation proposal for a number of its partnerships. On September 13, 1999, Swift filed preliminary proxy statements with the Securities and Exchange Commission for five partnerships, including this Partnership. These proxy statements set forth a proposal to sell the assets and dissolve each of the partnerships. Swift is awaiting the SEC's review and comments in order to finalize these proxy statements, which will fully discuss the proposal, before mailing the proxy statements to or discussing the proposal with investors.

         In the interim, if you have any questions concerning other matters, please contact the Investor Relations Department at (800) 777-2750 or (281) 874-2750.


                                            Sincerely,

                                            /s/ Bruce H. Vincent
                                            -------------------------
                                            Senior Vice President